Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record first quarter sales and earnings per share

•	Net sales up 8 percent in local currencies versus prior year

•	Net sales increased 1 percent versus prior year including unfavorable foreign currency translation

•	Adjusted earnings per diluted share from continuing operations of $2.37, up 20 percent year-over-year including unfavorable currency translation impacts

•	Share repurchases totaled $200 million in the quarter

•	Cash and short-term investments totaled approximately $1.2 billion at quarter-end

•	Company announced second quarter restructuring charge to be focused on achievement of acquisition-related synergies and additional global productivity initiatives

PITTSBURGH, April 16, 2015 - PPG Industries (NYSE:PPG) today reported first quarter 2015 net sales from continuing operations of $3.7 billion, up 1 percent versus the prior year. Net sales in local currencies grew 8 percent year-over-year, including a 7 percent contribution from acquisition-related sales and a 1 percent improvement in sales volume. Unfavorable currency translation reduced year-over-year net sales by 7 percent, or about $260 million.

First quarter 2015 reported net income from continuing operations was $321 million, or $2.33 per diluted share, and adjusted net income from continuing operations was $327 million, or $2.37 per diluted share. First quarter 2014 reported net income from continuing operations was $277 million, or $1.97 per diluted share, with adjusted net income from continuing operations totaling $279 million, or $1.98 per diluted share. Both quarters included portfolio transformation transaction-related costs, which were $6 million, or 4 cents per diluted share, in 2015, and $2 million, or 1 cent per diluted share, in 2014. During the quarter, the adjusted effective tax rate from continuing operations increased to 24.4 percent versus 24 percent in the first quarter 2014, resulting principally from the inclusion of Comex acquisition earnings.

“We continued to deliver strong financial results, including 20 percent adjusted earnings-per-share growth,” said Charles E. Bunch, PPG chairman and chief executive officer. “Contributing to our record performance were the benefits from our recent strategic actions and cash deployment. These included incremental acquisition-related earnings along with a 2 percent reduction in our share count as compared to the prior year. Additionally, our net interest expense in the quarter was nearly 50 percent lower, relating primarily to our late 2014 debt-refinancing actions.

“From an economic perspective, overall global activity was subdued in the quarter, as reflected by our modest sales-volume growth. Additionally, currency translation unfavorably impacted our sales and lowered our pretax earnings by nearly $30 million. However, both of our coatings segments delivered all-time-record first quarter earnings, and the glass segment delivered its highest first quarter earnings in more than 10 years. Our ongoing cost and productivity initiatives, continued PPG volume growth in certain end-use markets and an accelerating company growth rate in emerging regions aided our segment results,” Bunch said.

“Looking ahead, we anticipate stronger global economic growth in the coming quarters, including a resumption of growth in Europe and a return to a higher growth rate in the U.S.,” Bunch said. “We remain well-positioned to leverage this growth into strong earnings contributions, given our lower cost base stemming from our continued cost management actions. We remain focused on aggressively managing our costs and are initiating restructuring actions concentrated on securing the synergies we committed to with our recent acquisitions, along with other global productivity measures in certain businesses and regions.”

PPG announced today a business-restructuring program that includes actions necessary to achieve cost synergies related to recent acquisitions. In addition, the program aims to further right-size employee headcount and production capacity in certain businesses and regions based on current product demand and in various global administrative functions. A pretax restructuring charge of $135 million to $140 million will be recorded in PPG's second quarter 2015 financial results, of which about 85 percent represents cash charges. PPG said it expects these restructuring actions will result in full-year pretax savings of $100 million to $105 million by 2017, including 2015 partial-year savings of $15 million to $20 million.

“Lastly, we continue to work on balance-sheet optimization and earnings-accretive cash deployment. Since the beginning of the year, we issued $1.3 billion of euro-denominated long-term debt at an average interest rate of 1.1 percent, completed the previously announced acquisition of automotive specialty materials manufacturer REVOCOAT and continued to repurchase stock,” Bunch concluded.

PPG reported today cash and short-term investments totaling approximately $1.2 billion at quarter-end. In the first quarter, the company repurchased $200 million, or about 860,000 shares, of PPG stock. The company has approximately $1.5 billion remaining of its current share repurchase authorization, which was approved in 2014.

First Quarter 2015 Reportable Segment Financial Results

•
Performance Coatings segment net sales for the quarter were $2.06 billion, up about 2 percent over the prior-year period. Acquisitions, including Comex and several smaller acquisitions, added about $225 million to net sales, or about 12 percent. Unfavorable currency translation reduced net sales by about $160 million, or about 8 percent. Segment volumes declined slightly. Volume growth continued in aerospace and automotive refinish, reflecting higher end-market demand. Aggregate protective and marine coatings volumes declined, including lower demand in North and South America. Architectural coatings - EMEA (Europe, Middle East and Africa) sales volumes were mixed throughout the region but negative compared with strong prior-year growth, as prior-year volumes grew 6 percent reflecting an early start to the regional paint season due to favorable weather conditions. Architectural coatings volumes in the U.S. and Canada were mixed, as PPG company-owned same-store and independent dealer sales grew by mid-single-digit percentages but were offset by lower volumes stemming from several new-product pipeline fills at major customers in the prior-year quarter. Segment income of $262 million was up $14 million, or 6 percent, driven by acquisition-related earnings partly offset by the volume impact. Unfavorable currency translation reduced segment income by about $15 million.

•
Industrial Coatings segment net sales for the quarter were $1.34 billion, down 2 percent year-over-year. Strong segment sales volume growth of 5 percent was offset by unfavorable currency translation of approximately $90 million, or 7 percent. Automotive original equipment manufacturer (OEM) coatings delivered higher sales volumes in all regions, growing in aggregate by high-single-digit percentages, which exceeded the global industry growth rate of about 2 percent. Volumes in the industrial coatings and specialty coatings and materials businesses were up slightly, but they varied by region and end-use market. Packaging coatings sales volumes grew by mid-single-digit percentages. Total segment income for the quarter was $244 million, up $13 million, or 6 percent, year-over-year. Higher volumes and manufacturing cost improvements were partly offset by $10 million of unfavorable foreign currency translation.

•
Glass segment net sales were $267 million for the quarter, up $1 million year-over-year. Improved pricing in both businesses was offset by unfavorable currency translation that impacted sales by about $10 million. Flat glass sales volumes grew modestly, and results were aided by an improved value-added product mix. Lower fiber glass volumes in the U.S. were partly offset by European growth. Segment income was $30 million, up $26 million versus the prior year due to the favorable product mix and lower manufacturing costs including the benefits from PPG’s flat glass manufacturing facility sale in 2014 and the absence of prior-year major repair and maintenance costs. These benefits were partly offset by higher pension expense and about $5 million of unfavorable foreign currency translation.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to be the world’s leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. Through leadership in innovation, sustainability and color, PPG provides added value to customers in construction, consumer products, industrial and transportation markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2014 were $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, April 16. The company will hold a conference call to review its first quarter 2015 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-515-2915; international, +1-617-399-5129; passcode 73573526. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, April 16, beginning at approximately 6 p.m. ET, through April 23 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, +1-617-801-6888; passcode 79999873. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, April 16, 2015, through Thursday, April 14, 2016.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG’s 2014 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. Forward-looking statements speak only as of the date of their initial issuance, and PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income, earnings per diluted share and the effective tax rate adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, earnings per diluted share and the effective tax rate may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income, earnings per diluted share and the effective tax rate for the first quarter:

Regulation G Reconciliation - Net Income, Earnings per Diluted Share and Effective Tax Rate
($ in millions, except per-share amounts)

	First Quarter 2015		First Quarter 2014
	$	EPS	$	EPS
Reported net income from continuing operations	$321	$2.33	$277	$1.97
Transaction-related costs	6	0.04	2	0.01
Adjusted, excluding nonrecurring items	$327	$2.37	$279	$1.98

	First Quarter 2015			First Quarter 2014
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$430	$104	24.2%	$372	$89	23.9%
Transaction-related costs	9	3	33.3%	3	1	37.6%
Adjusted effective tax rate, continuing operations	$439	$107	24.4%	$375	$90	24.0%

Bringing innovation to the surface is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2015	2014

Net sales	$3,662	$3,636
Cost of sales, exclusive of depreciation and amortization	2,065	2,091
Selling, R&D and administrative expenses (Note A)	1,033	1,020
Depreciation	87	89
Amortization	33	30
Interest expense (Note B)	29	47
Interest income	(11)	(12)
Asbestos settlement - net	3	3
Other (income)/charges - net (Note C)	(7)	(4)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	430	372
Income tax expense	104	89
Income from continuing operations, net of income taxes	326	283
Income from discontinued operations, net of income taxes	1	1,018
Net income attributable to the controlling and noncontrolling interests	327	1,301
Less: Net income attributable to noncontrolling interests	(5)	(39)
NET INCOME (ATTRIBUTABLE TO PPG)	$322	$1,262

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$321	$277
Income from discontinued operations, net of income tax (Note D)	1	985
Net income (attributable to PPG)	$322	$1,262

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$2.35	$1.99
Income from discontinued operations, net of income tax	0.01	7.08
Net income (attributable to PPG)	$2.36	$9.07

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$2.33	$1.97
Income from discontinued operations, net of income tax	0.01	7.00
Net income (attributable to PPG)	$2.34	$8.97

Average shares outstanding	136.6	139.1

Average shares outstanding - assuming dilution	137.8	140.7

Note A:
Selling, R&D and administrative expenses includes $5 million and $3 million of transaction-related costs for the quarters ended March 31, 2015 and 2014, respectively.
Note B:
Interest expense for the three months ended March 31, 2015 is lower than the comparable prior year period, principally as a result of the debt refinancing completed in the 4th quarter of 2014.
Note C:
Other (income)/charges - net for the three months ended March 31, 2015 includes a pre-tax charge of $4 million for transaction-related costs.
Note D:

Income from discontinued operations, net of tax includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business that were sold March 31, 2014. The income from discontinued operations of $1 million for the three months ended March 31, 2015 is due to a change in estimated taxes related to the divestitures.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

The condensed statements of operations include the impact of items that are not expected to recur ("non-recurring items") on a quarterly basis. The tax benefit related to these items are as follows:

	Three Months Ended March 31
	2015	2014
($ in millions)

Income tax expense on pre-tax income from continuing operations includes tax benefits related to the following:
Transaction-related costs	$3	$1
Total	$3	$1

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	March 31	December 31
	2015	2014	2014
Current assets:
Cash and cash equivalents	$735	$2,559	$686
Short-term investments	435	480	497
Receivables - net	2,961	3,016	2,820
Inventories	1,881	1,929	1,825
Other	1,072	904	1,027
Total current assets	$7,084	$8,888	$6,855

Current liabilities:
Short-term debt and current portion of long-term debt	$621	$19	$481
Asbestos settlement	813	769	821
Accounts payable and accrued liabilities	3,339	3,778	3,559
Total current liabilities	$4,773	$4,566	$4,861

Long-term debt	$4,023	$3,373	$3,544

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	March 31	December 31
	2015	2014	2014
Operating Working Capital (a)
Amount	$2,718	$2,754	$2,453
As a percent of quarter sales, annualized	18.6%	18.9%	16.5%

(a)	Operating working capital includes (1) receivables from customers, net of allowance for doubtful accounts, plus (2) inventories and (3) trade liabilities.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)	Three Months Ended
	March 31
	2015	2014

Net sales
Performance Coatings	$2,055	$2,007
Industrial Coatings	1,340	1,363
Glass	267	266
TOTAL	$3,662	$3,636

Segment income
Performance Coatings	$262	$248
Industrial Coatings	244	231
Glass	30	4
TOTAL	536	483

Items not allocated to segments
Transaction-related costs	(9)	(3)
Legacy items (Note A)	(12)	(10)
Interest expense, net of interest income	(18)	(35)
Other corporate expense	(67)	(63)
INCOME BEFORE INCOME TAXES	$430	$372

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.